MEDL Mobile Announces Second Quarter Fiscal Year 2011 Financial Results

•	Second quarter revenues increased 241% year-over-year and 51% sequentially to $573,068

•	Gross profits grew by $318,453 to $344,900

•	Signed 19 new customers in Q2, including Encyclopedia Britannica and Telefonica S.A.

Fountain Valley, CA – August 15, 2011 –MEDL Mobile, Inc. (OTCQB: MEDL) (“MEDL” or the “Company”) announced its financial results for the second quarter of the fiscal year ending June 30, 2011. Summary financial data is provided below:

June 30, 2011 Highlights:

Number of applications in MEDL Library (6/30/11):	58
Number of ideas submitted to MEDL Incubator (Q2 2011):	5,971

The Company develops delivers and collects analytics on a broad range of mobile applications for a diverse customer base. By rapidly expanding its library of apps across the Apple and Android platforms, in addition to growing its database, the Company is establishing a business model which is expected to generate multiple revenue streams, including development fees, download and in-app purchases, advertising and sponsorship. Nearly all MEDL applications are embedded with specific application programming interface (“API”) which allows the Company to determine the number of user downloads and to develop a profile for each unique user. To date, MEDL has signed more than 50 projects and partnerships for a variety of clients, including Emirates Airlines, Monster.com, Kaiser Permanente, Medtronic and Walter Foster’s “Learn to Draw”. MEDL applications have been downloaded by over 1 million users to date and are growing rapidly.

Three Months Ended June 30, 2011

Revenues

Revenues for the three months ended June 30, 2011 were $573,068, a 241% increase from $168,450 for the three months ended June 30, 2010. In total, the Company signed 19 new customers during the second quarter, up from 11 in the first quarter of 2011.

"We saw healthy growth in revenue from our custom development. Notable clients during the quarter were Encyclopedia Britannica and Telefonica S.A. During the past six months we have streamlined our production process, bringing over 80% of total development in-house to optimize our design and throughput capabilities,” stated Andrew Maltin, Chief Executive Officer of MEDL Mobile.

“We made significant progress on a number of key fronts as we launched new partnerships into development. The signing of agreements with Sarah Silverman; Black Eyed Pea’s producer, Printz Board; and YouTube phenomenon Chris ‘Honey Badger’ Gordon signifies our ability to add key apps to our library through celebrity relationships.. We plan to generate incremental sales by leveraging our rapidly expanding applications library.”

Cost of Sales

Cost of sales for the three months ended June 30, 2011 increased to $228,168 from $142,003 a year ago due to higher staffing to support business expansion. Gross profit was $344,900 with gross profit margins of 60.2% in the second quarter of 2011. Margins are expected to fluctuate quarter-to-quarter depending on the timing and mix of projects completed.

Operating Expenses

Selling, general and administrative expenses were $571,103 in the three months ended June 30, 2011, compared to $39,091 in the same period a year ago. The increase is primarily attributable to inaugural salaries paid to officers and the addition of six employees, including designers and sales staff hired in anticipation of higher sales activity.

MEDL incurred approximately $131,000 of public company expenses, which included accounting and legal fees. Operating loss was $226,203 in the second quarter of 2011 versus $12,644 in the same period in 2010.

Net Income (Loss)

Net loss for the three months ended June 30, 2011 was $228,915 compared to a $12,644 loss for the three months ended June 30, 2010. The diluted loss per share was $0.02 based on 9.9 million weighted average shares outstanding in the second quarter of 2011. The Company had no warrants outstanding at June 30, 2011.

Six months Ended June 30, 2011

Revenues

Revenues for the six months ended June 30, 2011 increased 223% to 951,723, from $294,847 in the same period a year ago, with custom development accounting for the majority of the year-over-year growth.

Cost of Sales

Cost of sales for the six months ended June 30, 2011 was $410,761 versus $232,009 last year.  Gross profit increased by $478,124 to $540,962. Gross margins were 56.8% and 21.3% in the first half of 2011 and 2010, respectively.

Operating Expenses

Selling, general and administrative expenses increased from $75,255 to $746,241 due primarily to higher salaries and benefits expenses. In addition, the Company spent approximately $138,310 in public company expenses during the first six months of 2011, which were not present in the comparable period a year ago. Operating loss was $205,279 compared to $12,417 in the first half of 2010.

Net Income (Loss)

Net loss for first six months of 2011 was $207,991 as compared to a loss of $12,417 during the six months ended June 30, 2010.  The diluted net loss per share was $0.02 based on 8.7 million weighted average shares outstanding.

Liquidity and Capital Resources

As of June 30, 2011, the Company had 2,187,164 of cash. Working capital was $2,289,065 at June 30, 2011 compared to $33,798 at December 31, 2010. MEDL completed a $2.5 million equity financing related to its go-public transaction on June 24, 2011.

Business Updates

The Company’s library of applications has experienced growth each quarter through partnerships, alliances, and its incubator engine. While the Company structures each deal to maximize the value for each respective partner, many partnerships provide an upfront and recurring revenue component. The Company signed contracts with a total of 29 clients during the first six months of 2011, with 44 projects that are in various stages of completion.

The Company recently signed an exclusive one-year agreement with Pauly D from the reality TV show “Jersey Shore”. The comprehensive 1-year agreement encompasses full rights to develop and market mobile apps. The agreement provides that MEDL will collaborate with Pauly D to promote the GTL (Gym, Tan and Laundry) application, with an anticipated launch date during the fourth quarter of 2011. The initial offer is expected to include a free download, and Pauly D has agreed to market it across several media channels, including his Facebook and Twitter fans. The agreement provides that MEDL and Pauly D will share in the revenues generated from downloads, in-app purchases, and future advertising.

Since its initial launch in 2009, the MEDL App Incubator has generated over 75,000 submissions from individuals, companies and institutions. The Company has been able to attract an expanding base of creative ideas because of its successful track record in launching mobile apps into the top rankings in the Apple and Android app stores. MEDL’s internal team has selected 25 apps for development to date. The average time from review and launch is approximately 3 to 6 months with MEDL owning the intellectual property and providing the creator with a share in the profits.

About MEDL Mobile, Inc.

MEDL Mobile, Inc., an early leader in the emerging mobile applications software market, is engaged in the monetization of mobile apps through four primary revenue generating platforms: (i) development of customized apps for third parties to monetize their particular intellectual property, persona or brand, (ii) incubation of apps in partnership with third parties and from a library of more than 75,000 original apps concept submissions, (iii) sale of advertising and sponsorship opportunities directly to brands via mobile advertising networks and (iv) acquisition of apps from other developers and use of a proprietary application programming interface, or API, to make Apps recommendations for our user base. MEDL has developed and is developing more than 50 unique mobile apps for customers such as Monster.com, Emirates Airline, Medtronic and Telefonica. For more information about MEDL Mobile, please visit http://www.medlmobile.com.

Forward-Looking Statements

Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about MEDL, Inc.'s industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Potential risks and uncertainties include but are not limited to the ability to procure, properly price, retain and successfully complete projects, and changes in products and competition. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. Readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: adjusted net income, adjusted net-income margin, and adjusted EPS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and expenditures that may not be indicative of our recurring core business operating results. These non-GAAP financial measures exclude from our operating performance not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and liquidity as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business. The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

For more information, please contact:
Company:
Andrew Maltin
Chief Executive Officer
Phone: +1-310-488-5885
Email: Andrew@medlmobile.com

Investor Relations:
Ted Haberfield
MZ-HCI
Tel: +1-760-755-2716 (US)
Email:	thaberfield@hcinternational.net
Web:	http://www.mz-hci.com

Unaudited Financial Statements to Follow:

Balance Sheet

MEDL MOBILE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS

	JUNE 30	DECEMBER 31
	2011	2010
	UNAUDITED
ASSETS

Current assets:
Cash	$2,187,164	$40,682
Accounts receivable	105,487	40,622
Prepaid expenses	20,000	-
Total current assets	2,312,651	81,304

Fixed assets, net of depreciation	43,159	6,417

Other asset:
Security deposit	7,257	7,257
Total other asset	7,257	7,257

Total assets	$2,363,067	$94,978

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$23,586	$6,972
Shareholder loans	-	40,534
Total liabilities	23,586	47,506

Stockholders' Equity:
Preferred stock, $0.001 par value; 10,000,000 shares
authorized; none issued and outstanding.	-	-
Common stock, $0.001 par value, 500,000,000 shares
authorized: 40,000,000 issued and outstanding
at June 30, 2011 and 7,401,500; issued and outstanding
at December 31, 2010	40,000	7,402
Additional paid-in capital	2,562,500	95,098
Accumulated deficit	(263,019)	(55,028)
Total stockholders' equity	2,339,481	47,472

Total liabilities and stockholders' equity	$2,363,067	$94,978

Income Statement

MEDL MOBILE HOLDINGS , INC
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	For the	For the	For the	For the
	Three months	Three months	Six months	Six months
	Ended	Ended	Ended	Ended
	6/30/2011	6/30/2010	6/30/2011	6/30/2010

Revenues	$573,068	$168,450	$951,723	$294,847

Cost of goods sold	228,168	142,003	410,761	232,009

Gross profit	344,900	26,447	540,962	62,838

Expenses:
Selling, general and administrative	571,103	39,091	746,241	75,255
Total expenses	571,103	39,091	746,241	75,255

Net (loss) before other income (expense)	(226,203)	(12,644)	(205,279)	(12,417)

Other income (expense):
Interest expense	(2,712)	-	(2,712)	-
Total other income (expense)	(2,712)	-	(2,712)	-

Net (loss)	$(228,915)	$(12,644)	$(207,991)	$(12,417)

NET LOSS PER COMMON SHARE
Basic and Diluted	$(0.02)	$(0.00)	$(0.02)	$(0.00)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and Diluted	9,909,077	7,401,500	8,662,215	7,401,500

Statement of Cash Flows

CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	For the six	For the six
	months ended	months ended
	June 30, 2011	June 30, 2010

Cash flows from operating activities:
Net loss	$(207,991)	$(12,417)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	3,555	-
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(64,865)
(Increase) in prepaid expenses	(20,000)
Increase (decrease) in accounts payable	16,614	(4,550)
Net cash (used in) operating activities	(272,687)	(16,967)

Cash flows from investing activities:
Purchase of office equipment	(40,297)	-
Net cash (used in) investing activities	(40,297)	-

Cash flows from financing activities:
Decrease in shareholder loans	(40,534)	(15,000)
Proceeds from issuance of common stock	2,500,000
Net cash provided by (used in) financing activities	2,459,466	(15,000)

Net increase (decrease) in cash	2,146,482	(19,323)

Cash at beginning of period	40,682	42,258

Cash at end of period	$2,187,164	$22,935

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during year for interest
Interest	$-	$-
Income taxes	$800	$-